Exhibit 10.2
CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE
     This Confidential Separation Agreement and General Release (“Agreement”) is entered into by and between Gordon S. Glenn, an individual (“Executive”), and SXC Health Solutions Corporation and its subsidiary, SXC Health Solutions, Inc. (collectively, the “Company”) effective June 30, 2008 (“Agreement Effective Date”):
     1. Termination of Employment. Executive shall resign from Executive’s position as Chief Executive Officer of the Company effective June 30, 2008. From the period beginning on June 30, 2008 and ending on December 31, 2008, Executive shall remain an employee of the Company, serving in the position of Specialist, Marketing and Investor Relations. Executive acknowledges that Executive’s employment with the Company will terminate effective December 31, 2008 (“Termination Effective Date”). Executive’s termination of employment shall be considered a Termination by the Company Without Cause, pursuant to Section 5.2 (c) of Executive’s Employment Agreement dated January 1, 2008 (“Executive’s Employment Agreement”).
     1.1. Continued Chairmanship. Executive will remain the Chairman of the Board of Directors of Company until December 31, 2008 at which time he shall voluntarily resign from that position.
     1.2. Confidential Supplemental Release. Upon the Termination Effective Date, but not before, Executive shall sign a Confidential Supplemental Release Agreement substantially in the form attached hereto as Exhibit A.
     2. Compensation. Notwithstanding anything in Executive’s Employment Agreement dated January 1, 2008 to the contrary:
     (a) Executive’s right to receive an annual base salary in the amount of Three Hundred Twenty-Five Thousand and 00/100 Dollars ($325,000.00) shall end on June 30, 2008.
     (b) Executive’s right to earn any further pro rata share of Executive’s Incentive Compensation Bonus shall end on June30, 2008.
     (c) Executive’s right to earn a vehicle allowance in the amount of Five Hundred and 00/100 Dollars ($500.00) per month shall end on June30, 2008.
     (d) Executive shall receive a salary of $2,000.00 per month (or a pro rata share thereof for periods less than one month), payable in accordance with the Company’s payroll cycle, in consideration for Executive’s services to Company as a Specialist, Marketing and Investor Relations. In addition, Executive will continue to receive benefits as a full-time employee including, but not limited to, company paid life insurance of $1,000,000.00, until the Termination Effective Date.
Executive and the company acknowledge that Executive will receive a lump-sum payment equal to any final compensation owed on the Company’s next regular payday following the Termination Effective Date.
     3. Separation Benefits: Subject to the provisions of this Agreement, and contingent upon Executive’s signing of a Confidential Supplemental Release Agreement as referenced in Section 1.2 of this Agreement, the Company will pay Executive the benefits set forth in Article V, Subsection 5.2(c) (ii) and (iii) of Executive’s Employment Agreement (“Separation Benefit”), as follows:
     (a) A lump-sum payment of $300,000.00, less required tax withholding, within thirty (30) days after the Agreement Effective Date. This payment represents Executive’s anticipated Incentive Compensation Bonus for 2008, pro rated to the Agreement Effective Date, and is calculated using the average of the previous 2 years in which the Executive earned Incentive Compensation Bonuses and represents approximately one-half of approximately 200% of Executive’s Annual Base Compensation;

     (b) A lump-sum payment of $28,756.25, less required tax withholding, within thirty (30) days after the Agreement Effective Date. This payment represents Executive’s accrued but unused Paid Time Off as of June 30, 2008, and is calculated as 184.04 hours times $156.25 per hour;
     (c) A lump-sum payment of $650,000.00, less required tax withholding, within thirty (30) days after the Termination Effective Date. This payment is the equivalent of two (2) times Executive’s Annual Base Compensation;
     (d) A lump-sum payment of $300,000.00, less required tax withholding, within thirty (30) days after the Termination Effective Date. This payment is the equivalent of one (1) times the average incentive compensation payments to Executive over the previous two years; and
     (e) Payment of health insurance premiums for a health insurance policy for the benefit of Executive, his spouse and his dependents, with substantially the same benefits as for other full-time executives of the Company. The Company shall provide this benefit until Executive is eligible for Medicare benefits. This benefit shall initially be satisfied through the Company’s payment of the COBRA insurance continuation benefits available to Executive, his spouse and his dependents; provided, however, that Executive makes a timely COBRA election after receiving proper notification from the Company.
The Separation Benefit does not constitute nor is it intended to be any form of compensation to Executive for any services to the Company.
3.1. Stock Options: Notwithstanding anything else herein or in any other agreement entered into between Executive and the Company to the contrary:
     (a) All options for shares of the Company stock granted to Executive on May 16, 2007, whether held by Executive or unvested as of the Agreement Effective Date, shall expire on the Agreement Effective Date;
     (b) All options for shares of the Company stock granted to Executive on March 8, 2006 which remain unvested as of the Agreement Effective Date shall vest on December 31, 2008, and all options for shares of the Company stock granted to Executive on March 8, 2006 shall expire if not exercised within ninety (90) days after December 31, 2008;
     (c) All options for shares of the Company stock granted to Executive on March 10, 2008 which remain unvested as of the Agreement Effective Date shall vest on December 31, 2008, and all options for shares of the Company stock granted to Executive on March 10, 2008 shall expire if not exercised within ninety (90) days after December 31, 2008
     (d) All options for shares of the Company stock granted to Executive on any dates other than those listed in Section 3.1 (a), (b) or (c) above shall continue to be subject to all of the terms and conditions of the agreements under which those options were granted.
     This Section 3.1 supersedes and replaces Sections 3.7 and 5.2(g) of Executive’s Employment Agreement dated January 1, 2008 and such Sections 3.7 and 5.2(g) shall be of no further force or effect.
     4. Consideration. Executive acknowledges that Executive would not be entitled to the Separation Benefit provided for in paragraph 3 above in the absence of Executive’s signing of this Agreement, that the Separation Benefit constitutes a substantial economic benefit to Executive, and that it constitutes good and valuable consideration for the various commitments undertaken by Executive in this Agreement.

     5. Parties Released. For purposes of this Agreement, the term “Releasees” means the Company, its past and present parents, subsidiaries, divisions, and affiliated companies; their respective predecessors, successors, assigns, benefit plans, and plan administrators; and their respective past and present shareholders, directors, trustees, officers, employees, agents, attorneys and insurers.
     6. General Release. Executive, for and on behalf of Executive and each of Executive’s personal and legal representatives, heirs, devisees, executors, successors and assigns, hereby acknowledges full and complete satisfaction of, and fully and forever waives, releases, acquits, and discharges Releasees from any and all claims, causes of action, demands, liabilities, damages, obligations, and debts (collectively referred to as “Claims”), of every kind and nature, whether known or unknown, suspected or unsuspected, or fixed or contingent, which Executive holds as of the date Executive signs this Agreement, or at any time previously held against the Releasees, or any of them, arising out of any matter whatsoever (with the exception of breaches of this Agreement). This General Release specifically includes, but is not limited to, any and all Claims:
     (a) Arising out of or in any way related to Executive’s employment with the Company, the termination of his employment;
     (b) Arising out of or in any way related to any contract or agreement between Executive and the Company;
     (c) Arising under or based on the Equal Pay Act of 1963; Title VII of the Civil Rights Act of 1964, as amended; Section 1981 of the Civil Rights Act of 1866; the Americans With Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Fair Labor Standards Act of 1938; the National Labor Relations Act; the Worker Adjustment and Retraining Notification Act of 1988; Executive Retirement Income Security Act of 1974 (ERISA) (excepting claims for vested benefits, if any, to which Executive is legally entitled thereunder); the Illinois Constitution; the Illinois Wage Payment and Collection Law; the Illinois Minimum Wage Law; the Illinois Human Relations Act; and the Illinois Whistleblower Act;
     (d) Arising under or based on the Age Discrimination in Employment Act of 1967 (ADEA), as amended by the Older Workers Benefit Protection Act (OWBPA), and alleging a violation thereof based on any action or failure to act by the Releasees, or any of them, at any time prior to the effective date of this Agreement; and
     (e) Arising out of or in any way related to any federal, state, county or local constitutional provision, law, statute, ordinance, decision, order, policy or regulation prohibiting employment discrimination; providing for the payment of wages or benefits, providing for a paid or unpaid leave of absence; otherwise creating rights or claims for employees, including, but not limited to, any and all claims alleging breach of public policy, whistleblowing, retaliation, the implied obligation of good faith and fair dealing; any express or implied oral or written contract, handbook, manual, policy statement or employment practice; or alleging misrepresentation, defamation, libel, slander, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, false imprisonment, assault, battery, fraud, negligence, or wrongful discharge.
     7. Intended Scope of Release. It is the intention of the parties and is fully understood and agreed by them that this Agreement includes a General Release of all Claims (with the exception of breaches of this Agreement and claims for vested benefits, if any, to which Executive is legally entitled under ERISA), which Executive holds or previously held against Releasees, or any of them, whether or not they are specifically referred to herein. No reference herein to any specific claim, statute or obligation is intended to limit the scope of this General Release and, notwithstanding any such reference, this Agreement shall be effective as a full and final bar to all Claims of every kind and nature, whether known or unknown, suspected or unsuspected, or fixed or contingent, released in this Agreement.

     8. Executive Waiver of Rights. As part of the foregoing General Release, Executive is waiving all of Executive’s rights to any recovery, compensation, or other legal, equitable or injunctive relief (including, but not limited to, compensatory damages, liquidated damages, punitive damages, back pay, front pay, attorneys’ fees, and reinstatement to employment), from Releasees, or any of them, in any administrative, arbitral, judicial or other action brought by or on behalf of Executive in connection with any Claim released in this Agreement.
     9. Covenant Not to Sue. In addition to all other obligations contained in this Agreement, Executive agrees that Executive will not initiate, bring or prosecute any suit or action against any of the Releasees in any federal, state, county or municipal court, with respect to any of the Claims released in this Agreement. Notwithstanding the forgoing, nothing in this Agreement shall preclude Executive from bringing suit to challenge the validity or enforceability of this Agreement under the Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act.
     10. Remedies for Breach. If the Executive, or anyone on Executive’s behalf, initiates, brings or prosecutes any suit or action against Releasees, or any of them, in any federal, state, county or municipal court, with respect to any of the Claims released in this Agreement (except to challenge the validity or enforceability of this Agreement under the Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act), or if the Executive materially breaches any of the terms of this Agreement, then Executive shall be liable for the payment of all damages, costs and expenses (including attorneys’ fees) incurred by the Releasees, or any of them, in connection with such suit, action or breach: provided, however, that the Releasees prevail in any such suit or action brought by any of the Releasees claiming that Executive has materially breached any of the terms of this Agreement.
     11. No Admission of Liability. Nothing in this Agreement constitutes or shall be construed as an admission of liability on the part of the Releasees, or any of them. The Releasees expressly deny any liability of any kind to Executive, and particularly any liability arising out of or in any way related to Executive’s employment with the Company or the termination of Executive’s employment.
     12. Post-Employment Covenants.
     (a) Executive hereby reaffirms and agrees to abide by all confidentiality and nondisclosure obligations, nonsolicitation obligations, noncompetition obligations and any other post-employment obligations to which Executive is subject under any contract or agreement between Executive and the Company as well as the Illinois Trade Secrets Act, any other Illinois statute and Illinois common law.
     (b) Executive shall keep confidential the terms of this Agreement, and agrees that neither he, nor Executive’s attorneys, nor any of Executive’s agents, shall directly or indirectly disclose any such matters (other than to the Equal Employment Opportunity Commission, the Illinois Human Rights Commission, or any other federal, state or local fair employment practices agency), unless written consent is given by the Company’s President, or unless required to comply with any federal, state or local law, rule or order. However, this paragraph will not prohibit Executive from disclosing the terms of this Agreement to Executive’s attorneys, accountants or other tax consultants as necessary for the purpose of securing their professional advice, or in connection with any suit or action alleging a breach of this Agreement, or to the Executive’s spouse.
     (c) Executive agrees that, after the Termination Effective Date, Executive will not access or attempt to access, directly or indirectly, by any matter whatsoever, the Company’s computer network, including without limitation, the Company’s e-mail system, the Company’s electronic document storage and retrieval system, and the Company’s computer network servers and related equipment.
     (d) Executive acknowledges and agrees that, during the period of time from the Agreement Effective Date through and including December 31, 2008 (and thereafter to the extent required by the U.S. or Canadian securities laws), he will be considered an “insider” for purposes of the U.S. and Canadian securities laws and he will comply with all restrictions imposed on insiders and named executives under those laws in connection with trading in the securities of Company.

     13. Warranty of Return of Company Property. Executive warrants and acknowledges that, upon the Termination Effective Date or upon earlier demand by the Company, with the exception of Executive’s current Dell laptop computer and Blackberry PDA/phone, Executive will turn over to the Company all equipment or other property issued to Executive’s by the Company, along with all documents, notes, computer files, and other materials which Executive had in Executive’s possession or subject to Executive’s control, relating to the Company and/or any of its customers.
     14. Warranty and Covenant of Nondisparagement. Executive (i) warrants that during the time period between when Executive was notified of the termination of Executive’s employment with the Company and Executive’s signing of this Agreement, Executive has not made any disparaging remarks about the Releasees which are likely to cause harm to Releasees, collectively or individually, or their products and services (“Disparaging Remarks”) and (ii) agrees that Executive shall not make any Disparaging Remarks following Executive’s signing of this Agreement. The Company (i) warrants that during the time period between when Executive was notified of the termination of Executive’s employment with the Company and Executive’s signing of this Agreement, neither the Company nor any of its directors, officers, management or employees has made any Disparaging Remarks about the Executive which are likely to cause harm to Executive, and (ii) agrees that neither the Company nor any of its directors, officers, management or employees shall make any Disparaging Remarks following Executive’s signing of this Agreement.
     15. Consideration Period. Executive is advised of to consult with an attorney or other representative of Executive’s choice prior to signing this Agreement. Executive has a period of twenty-one (21) days within which to consider and accept the Agreement. This twenty-one (21) day period begins to run from May 27, 2008, which Executive acknowledges is the date on which Executive received a copy of this Agreement (if not earlier). Executive agrees that any changes or modifications (material or otherwise) made to the Agreement prior to its execution by Executive shall not restart the twenty-one (21) day consideration period.
     16. Revocation Period. Executive understands that Executive has the right to revoke this Agreement at any time within seven (7) days after Executive signs it and that the Agreement shall not become effective or enforceable until this revocation period has expired without revocation.
     17. Warranty of Understanding and Voluntary Nature of Agreement. Executive acknowledges that Executive has carefully read and fully understands all of the provisions of this Agreement; that Executive knows and understands the rights Executive is waiving by signing this Agreement; and that Executive has entered into the Agreement knowingly and voluntarily, without coercion, duress or overreaching of any sort.
     18. Severability. The provisions of this Agreement are fully severable. Therefore, if any provision of this Agreement is for any reason determined to be invalid or unenforceable, such invalidity or unenforceability will not affect the validity or enforceability of any of the remaining provisions. Furthermore, any invalid or unenforceable provisions shall be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or, if such provision cannot under any circumstances be modified or restricted, it shall be excised from the Agreement without affecting the validity or enforceability of any of the remaining provisions. The parties agree that any such modification, restriction or excision may be accomplished by their mutual written agreement or, alternatively, by disposition of a court or other tribunal.
     19. Entire Agreement/Integration. This Agreement constitutes the sole and entire agreement between Executive and the Company with respect to the subjects addressed in it, and supersedes all prior or contemporaneous agreements, understandings, and representations, oral and written, with respect to those subjects.
     20. No Waiver By the Company. No waiver, modification or amendment of any of the provisions of this Agreement shall be valid and enforceable unless in writing and executed by Executive and the Company’s President.

     21. Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of, Executive and Executive’s personal and legal representatives, heirs, devisees, executors, successors and assigns, and the Company and its successors and assigns.
     22. Choice of Law. This Agreement and any amendments hereto shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to conflicts of law principles.
AGREED:

COMPANY:			EXECUTIVE:

SXC HEALTH SOLUTIONS CORPORATION and SXC HEALTH SOLUTIONS, INC.

By:	/s/ Jeff Park	June 16, 2008	/s/ Gordon S. Glenn	June 16, 2008

	Jeff Park	Date	Gordon S. Glenn	Date

EXHIBIT A
CONFIDENTIAL SUPPLEMENTAL RELEASE AGREEMENT
     This Confidential Supplemental Release Agreement (“Supplemental Release Agreement”) is entered into by and between Gordon S. Glenn, an individual (“Executive”), and SXC Health Solutions Corporation and its subsidiary, SXC Health Solutions, Inc. (collectively, the “Company”):
     1. Termination of Employment. Executive acknowledges that his employment with the Company terminated effective December 31, 2008 (“Termination Effective Date”), pursuant to the Confidential Separation Agreement and General Release (“Separation Agreement”), previously entered into between Executive and the Company.
     2. Compensation owed. Executive acknowledges receipt of all compensation (including, but not limited to, any and all overtime, commission, bonus payments and all other benefits except accrued but unused vacation time) due from the Company through the payroll period immediately prior to the Termination Effective Date. Executive and the Company acknowledge that Executive will receive a lump-sum payment equal to any final compensation (including his accrued but unused vacation time) earned but not yet paid to Executive on the Company’s next regular payday following the Termination Effective Date.
     3. Extension of Separation Agreement. The Separation Agreement is hereby extended through the Termination Effective Date. The terms and provisions of the Separation Agreement, including, but not limited to, the general release provisions found in Section 6, are incorporated by reference herein and made a part hereof.
     4. Consideration. In consideration for this Supplemental Release Agreement, Executive was provided the Separation Benefit set forth in paragraph 3 of the Separation Agreement, which Executive acknowledges constitutes good and valuable consideration for the various commitments undertaken by Executive in the Supplemental Release Agreement and the Separation Agreement.
     5. Revocation Period. Executive understands that he has the right to revoke this Supplemental Release Agreement at anytime within seven (7) days after he signs it and that the Supplemental Release Agreement shall not become effective or enforceable until the revocation period has expired without revocation.
AGREED:

COMPANY:			EXECUTIVE:

SXC HEALTH SOLUTIONS CORPORATION and SXC HEALTH SOLUTIONS, INC.

By:

	{Insert Title of Signor}	Date	Gordon S. Glenn	Date